JOINT FILER INFORMATION

Name:	G. Trademark, Inc.

Address:	Three Limited Way
Columbus, Ohio 43230

Issuer & Ticker Symbol:	Galyan’s Trading Company, Inc. (GLYN)

Dates of Events Requiring Statement:	July 29, 2004

Signature:	/s/ Timothy J. Faber

** Timothy J. Faber
Vice President – Treasury/M&A